Exhibit (a)(5)(A)

BBX Capital Corporation Announces Preliminary Results of Tender Offer

FORT LAUDERDALE, Florida – April 18, 2018 – BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) (“BBX Capital”) announced today the preliminary results of its tender offer to purchase up to 6,486,486 shares of its Class A Common Stock at a purchase price of $9.25 per share. The tender offer expired at 5:00 P.M., New York City time, on Tuesday, April 17, 2018.

Based on the preliminary count by Computershare Trust Company, N.A., the Depositary for the tender offer, a total of 7,775,126 shares of BBX Capital’s Class A Common Stock were properly tendered and not withdrawn, including 27,394 shares that were tendered by notice of guaranteed delivery. In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary which indicates that the tender offer was oversubscribed, it is expected that the number of shares that BBX Capital will purchase from tendering shareholders will be prorated so that BBX Capital purchases a total of up to 6,486,486 shares in the tender offer for an aggregate cost of approximately $60.0 million, excluding fees and expenses relating to the tender offer. Based on the preliminary information provided by the Depositary and assuming that all shares tendered by guaranteed delivery procedures are timely delivered under the terms of the tender offer, it is estimated that the proration factor for the tender offer will be approximately 83.4%. The shares expected to be purchased represent approximately 7.6% of the issued and outstanding shares of BBX Capital’s Class A Common Stock and 6.3% of BBX Capital’s total issued and outstanding equity, which includes the issued and outstanding shares of BBX Capital’s Class B Common Stock. BBX Capital will pay for shares purchased by it in the tender offer and the related fees and expenses using available cash.

The number of shares of BBX Capital’s Class A Common Stock expected to be purchased in the tender offer, the aggregate purchase price for the shares, and the proration factor indicated above are preliminary and subject to final confirmation by the Depositary and the proper delivery of shares tendered, including shares tendered pursuant to the guaranteed delivery procedure. The final results of the tender offer, including the final proration factor, will be announced promptly following completion of the confirmation process. Payment for shares of BBX Capital’s Class A Common Stock accepted for purchase will be made in accordance with the terms of the tender offer promptly following final confirmation of the number of shares tendered and the final proration factor, and taking into account adjustments to avoid purchases of fractional shares. In addition, all shares tendered in the tender offer but not accepted for purchase will be promptly returned to tendering shareholders following completion of the confirmation process.

Shareholders who have questions or would like additional information about the tender offer may contact the Information Agent for the tender offer, Georgeson LLC, toll-free at (800) 248-7690.

About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

About Bluegreen Vacations Corporation: Bluegreen Vacations Corporation (NYSE: BXG), founded in 1966 and headquartered in Boca Raton, Florida, is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. Bluegreen’s resort network includes 43 Club Resorts (resorts in which owners in the Bluegreen Vacation Club (“Vacation Club”) have the right to use most of the units in connection with their VOI ownership) and 24 Club Associate Resorts (resorts in which owners in its Vacation Club have the right to use a limited number of units in connection with their VOI ownership). Through Bluegreen’s points-based system, the approximately 213,000 owners in its Vacation Club have the flexibility to stay at units available at any of its resorts and have access to almost 11,000 other hotels and resorts through partnerships and exchange networks. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is 90% owned by BBX Capital Corporation. For further information, visit www.BluegreenVacations.com.

BBX Capital Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contacts: Kip Hunter Marketing, 954-765-1329, Nicole Lewis / Elysia Volpe
Email: nicole@kiphuntermarketing.com, elysia@kiphuntermarketing.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Risks and uncertainties include, but are not limited to, those relating to the tender offer described in this press release, including that the results of the tender offer announced in this press release are preliminary and are subject to adjustment and final confirmation, and the risk that the expected benefits from the tender offer may not be realized. Reference is also made to the risks and uncertainties detailed in reports filed by BBX Capital with the SEC, including the “Risk Factors” section of BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2017, which may be viewed on the SEC's website at www.sec.gov. BBX Capital cautions that the foregoing factors are not exclusive.